GEORGIA-PACIFIC CORPORATION

                         DIRECTORS RETIREMENT PROGRAM


         This Georgia-Pacific Corporation Directors Retirement Program (the "Plan") is intended to be a continuation, amendment and restatement of the Directors Retirement Program established by resolution of the Board of Directors of Georgia-Pacific Corporation (the "Company") dated May 1, 1984 ("Prior Plan"). The purpose of this document is to formalize the provisions of the Plan and to augment, clarify and, where necessary, modify the provisions of the Prior Plan in light of the experience of the Company in administering the Plan to date. Upon adoption by the Board of Directors of the Company, this Plan shall supersede the Prior Plan as to all active and future Directors, but former Directors receiving benefits under the Prior Plan at such time shall continue to be covered by the provisions of the Prior Plan.

                                  ARTICLE I
                                 DEFINITIONS

         The words and phrases used in this Plan shall have the following meanings:
         1.1. Accrued Benefit. The benefit accrued by a participating Director under this Plan at any given time as determined under Section 3.1.

         1.2. Board. The Board of Directors of the Company, as constituted from time to time.

         1.3.   Company.  Georgia-Pacific Corporation, a Georgia corporation.

         1.4.   Director.  A member of the Board of the Company.

         1.5. Effective Date. The date as of which this Plan shall be effective, as specified in Section 7.1.

         1.6. Eligible Director. A Director who has never served as an officer of the Company.

         1.7. Period of Participation. The period(s) of service as an Outside Director defined in Section 2.1.

         1.8. Plan. The Georgia-Pacific Corporation Directors Retirement Program as set forth in this document effective from and after the Effective Date.
         1.9. Plan Administrator. The entity described in Section 4.1 as the administrator of the Plan.

         1.10. Prior Plan. The Directors Retirement Program as in effect prior to the Effective Date (as described in a resolution of the Board dated May 1, 1984).

         1.11. Subsidiary. Any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of reference, each of the corporations other than the last corporation in an unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         1.12. Years of Service. The number of years of a Director's service on the Board recognized for purposes of this Plan, as defined in
Section 2.2.
                                  ARTICLE II
                          PARTICIPATION AND SERVICE

         2.1. Participation. Each Eligible Director shall be entitled to participate in, and accrue benefits under, the Plan during any period, whether or not continuous, during which he or she serves as a Director of the Company. An Eligible Director's Period of Participation shall commence with the effective date of such Director's election to the Board and shall end as of the latest of (i) the effective date of the Director's resignation or removal from the Board, (ii) the last day of a three-year term as a Director if he is not thereafter continuing as a Director and (iii) the date of the Director's death. Non-continuous Periods of Participation shall be combined to determine a Director's total service for purposes of this Plan.

         2.2 Years of Service. For all purposes under this Plan, a Director's Years of Service shall be equal to the number of complete three hundred sixty-five (365) day periods included in the Director's Period of Participation.

                                 ARTICLE III
                                   BENEFITS

         3.1. Benefit Formula. The annual Accrued Benefit of any Eligible Director under this Plan at any time shall be determined in accordance with the following formula
         Accrued Benefit = (0.1) x Y x R
where R =       100% of the annual retainer for active Directors in effect as of the date of calculation (in the case of a Director who, at the time of calculation, (i) is chairman of a standing committee of the Board, (ii) is eligible for an additional annual retainer with respect to that position and (iii) has accrued two (2) Years of Service as chairman of one or more such committees, R will include the committee chairman's annual retainer in effect as of the date of calculation)
and Y =         the Director's Years of Service as of the date of
                calculation, but in no event more than ten (10).

Individual benefit payment amounts shall be calculated in accordance with
Section 3.3 and shall not be adjusted in any individual case to reflect changes in the amount of the retainer for active Directors after the date of calculation specified in that Section.

         3.2. Vesting. Subject to the provisions of Section 3.4, a Director shall become one hundred percent (100%) vested in his Accrued Benefit calculated in accordance with Section 3.1 upon his accumulation of two (2) Years of Service.

         3.3.   Payment of Benefits.

         (a) Benefits under this Plan shall be paid on a quarterly basis at the beginning of each calendar quarter commencing with the calendar quarter next following the later of:
         (i)    The attainment by the former Director of age sixty-two (62);
    or
        (ii) The effective date of the former Director's most recent cessation of service as a Director.
The amount of such quarterly benefit shall be twenty-five percent (25%) of the Director's Accrued Benefit under Section 3.1 calculated as of the date of his most recent termination of service as a Director. Subject to Section 3.4, such benefits shall continue for the life of the former Director and shall cease with the payment due for the calendar quarter in which he dies.

         (b) Notwithstanding anything in Section 3.3(a) to the contrary, a former Director who is eligible for benefits under this Plan and who is married at the time his/her benefits commence elect to have his/her benefits paid in one of the forms described in this subsection by so notifying the Plan Administrator (or its delegate) in writing prior to the date benefits under
Section 3.3(a) would otherwise commence (such notice to be deemed given upon actual receipt), the optional benefit forms are as follows:

         (i) A monthly joint and one hundred percent (l00%) spousal survival annuity which is the actuarial equivalent of the benefit described in Section 3.3(a)

        (ii) A monthly joint of fifty percent (50%) spousal survival annuity which is the actuarial equivalent of the benefit described in
    Section 3.3(a).

For purposes of this Section 3.3(b), an "actuarial equivalent" benefit is one which has the same actuarial value as the Section 3.3(a) benefit calculated using the actuarial factors used to determine actuarial equivalent benefits under the Georgia-Pacific Corporation Salaried Employees Retirement Plan.
Such benefits shall commence on the day upon which benefits under Section 3.3(a) would otherwise commence ("normal commencement date") and, subject to
Section 3.4, shall cease with the payment for the month in which the former Director dies or, if later, the month in which his/her spouse dies; provided, however, that if the former Director's election of an alternative form of benefits is received less than thirty (30) days prior to the normal commencement date, the first benefit payment may be made on the first day of the month following that date and will include in such case payments retroactive to the normal commencement date. An election may be revoked at any time prior to the commencement of benefits, and any new election must be made during the election period specified above for the original election; otherwise, an election under this Section 3.3(b) is irrevocable (even if the spousal contingent annuitant predeceases the former Director). Survivor annuities under this Section 3.3(b) are available only after commencement of Plan benefits and then only for the benefit of a spouse married to the former Director as of the date benefits commence and as of the date of his/her death. Except as otherwise provided in this Section 3.3(b), no benefits under this Plan with respect to a given Director or former Director shall be payable to any person after the death of that Director or former Director.
         (c) If a former director or his/her spouse receives benefits to which he/she is not entitled under this Plan, the recipient shall promptly notify the Plan Administrator and shall repay any such overpayments immediately. In the event the overpayments are not repaid within thirty (30) days after receipt of written demand, the overpaid amount shall be offset against future benefit payments otherwise due to that former director or his/her spouse until the overpayment is completely repaid.

         3.4. Forfeiture of Benefits. Benefits under this Plan shall be forfeited under the following circumstances:
         (a) If an Eligible Director's Period of Participation ends prior to his attainment of two (2) Years of Service, he or she shall forfeit any benefits accrued under this Plan.
         (b) If an Eligible Director at any time accepts appointment as an officer of the Company, (i) such Director's Accrued Benefits under this Plan shall be forfeited, and in particular but without limitation, if the Director's benefits are in pay status, he or she shall be entitled to no payments under this Plan for any calendar quarter commencing after the effective date of acceptance of the officer position and (ii) the Director shall no longer be eligible to participate in this Plan in accordance with Sections 1.6 and 2.1.
         (c) If a Director is removed for cause (i) by action of the shareholders of the Company or (ii) (if permitted) by action of the Board, his vested benefits under this Plan shall be forfeited, and no such benefits shall be due or payable.
         (d) If a former Director, within five (5) years after his last period of service as a Director, accepts employment as an officer (or in any other capacity involving active management) with, becomes a director of, acquires an ownership interest coupled with direct involvement in active management in or enters into a business consultant relationship advising any competitor of the Company (a "competing position"), the Director's benefits under this Plan shall be forfeited prospectively, and he shall be entitled to no payments under this Plan for any calendar quarter commencing after the effective date of his acceptance of the competing position. The former Director shall notify the Chairman of the Board of the Company of his acceptance of a competing position within ten (10) days after the effective date of his acceptance and shall reimburse the Company for any payments under this Plan to which he was not entitled. The Company may offset this obligation of the former Director against any and all obligations or liabilities it owes to that Director, and if it is necessary to seek reimbursement through legal process, the Director agrees to reimburse the Company for its costs and attorneys fees in such an action. For purposes of this subsection, (i) a "competitor" of the Company shall mean any entity, whether incorporated or not, which, combined with its affiliates, has annual sales of $25 million or more and which competes with the Company or any of its subsidiaries in the lumber, plywood, pulp, paper and/or chemical industries in the United States; (ii) the term "affiliate" shall mean any entity directly or indirectly controlling, controlled by or under common control with the employer in question, whether by stock ownership, agreement or otherwise;
(iii) the terms "control", "controlling" and "controlled" shall refer to direct or indirect ownership of at least fifty percent (50%) of the voting stock, partnership interests or income or other beneficial interest with respect to the entity in question; and (iv) "active management" shall mean direct responsibility and authority with respect to the conduct of some material aspect of the business of the entity in question (and, without limitation, shall in no event include mere passive ownership of a minority interest in any entity). Once benefits are forfeited under this subsection, they may not be reinstated even if the competing position is thereafter relinquished. If any aspect of this non-competition provision is determined to be unenforceable as drafted, it is the intention of the parties that, to the extent permitted by applicable law, the objectionable portion(s) of this subsection (b) shall be severed or restricted (as the case may be) and that, except as so modified, the provision shall be enforced.

         3.5. Return of a Director. If a former Director returns to service as a Director after having ceased such service and his benefits under the Plan have commenced, his benefits shall be suspended, and he shall receive no payments after the calendar quarter in which he again becomes a Director. To the extent provided under the terms of this Plan, he shall accrue additional benefits while serving as a Director, and the amount and timing of his future benefits shall be determined based on his Accrued Benefit and status at the end of his most recent Period of Participation. If the recalled Director had forfeited his benefits under Section 3.4 prior to his return, his future benefits will be based solely on his Period(s) of Participation after his return, provided however that any forfeiture of rights or benefits under this Plan under Section 3.4(b) will not be affected by this Section 3.5.

                                  ARTICLE IV
                             PLAN ADMINISTRATION

         4.1. Plan Administrator. The Plan will be administered by the Stock Option Plan and Management Compensation Committee of the Board. Decisions and determinations by the Committee shall be final and binding upon all parties, including the Company, shareholders, Directors and Employees.
The Committee shall havethe authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to the member's own willful misconduct or lack of good faith. Where specified in this Plan or by the Board, Plan Administrator actions will be subject to approval of the Board.

         4.2. Delegation. The Committee is expressly authorized to appoint one or more individuals, who need not be members of the Committee, or entities (which may be the Company) to act as its agent in the administration of this Plan. Such agents shall serve at the pleasure of the Committee.

                                  ARTICLE V
                        AMENDMENT AND PLAN TERMINATION

         5.1. The Board expressly reserves the right to amend or terminate the Plan at any time, provided however that no amendment or termination shall have the effect of reducing the Accrued Benefit of any Director, cutting off the accrual of Years of Service for vesting purposes or otherwise changing the Plan provisions as they affect vested Accrued Benefits (except as may be required by law) without the written approval of the affected Director(s) or former Director(s). Notwithstanding the foregoing, the Board may amend the Plan to add, modify or delete any provisions to the extent necessary to comply with provisions of federal and state law.

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS

         6.1. Non-Transferability. A Director or former Director may not either voluntarily or involuntarily assign, anticipate, alienate, commute, pledge or encumber any benefit to which he is or may become entitled to under the Plan, nor may the same be subject to attachment or garnishment by any creditor of a Director or former Director.

         6.2. Continuation as Director. Although the Company intends the benefits under this Plan to be a part of each Director's compensation and benefits package, nothing in the establishment of the Plan is to be construed as giving any Director the right to be retained as a Director of the Company.

         6.3. Benefits Unfunded. The benefits provided pursuant to this Plan (if any) shall be provided solely from the general assets of the Corporation. No trust or other funding device providing for the identification or segregation of assets to fund Plan benefits has been established, nor is it the Company's intention to do so. Each Director or former Director shall be a general and unsecured creditor of the Company with respect to any interest he may have under this Plan.

         6.4. Taxation of Benefits. Benefits under this Plan will be subject to federal and state tax withholding (including, without limitation, FICA withholding) requirements (to the extent applicable) in the calendar year in which they vest or are paid.

         6.5.   Governing Law.    All actions for the enforcement of any
rights under, or interpretation of, this Plan shall be brought in the courts of the State of New York or (to the extent that jurisdictional requirements permit) in federal courts located in the State of New York, and all participants in this Plan agree to be subject to the jurisdiction of such courts for the purpose of any such actions. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of New York and, to the extent applicable, federal law.

         6.6. Severability. If any provision of this Plan should be held illegal or invalid for any reason, such determination shall not affect the provisions of this Plan, but instead the Plan shall be construed as if such provisions had never been included herein.

         6.7. Headings/Gender. Headings contained in this Plan are for convenience only and shall in no event be construed as part of this Plan. Any reference to the masculine, feminine or neuter gender shall be a reference to other genders as appropriate.

                                 ARTICLE VII
                                EFFECTIVE DATE

         7.1. Effective Date. This Plan shall become effective as of the date it is approved by the Board.